Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-121804) pertaining to the 2003 Stock Option Plan, the 2003 Israeli Share Option Plan, the 2001 Stock option Plan, the 1999 Israel Share Option Plan of Ness Technologies, Inc. and the APAR Holding Corp. Employee Equity Plan and related Prospectus of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedule of Ness Technologies, Inc., Ness Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ness Technologies, Inc. included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
March 14, 2006	A member of Ernst & Young Global